Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORTINA SYSTEMS, INC.

AMIR NAYYERHABIBI hereby certifies that:

ONE: The original name of this company was AZH Systems, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 25, 2001.

TWO: He is the duly elected and acting President of Cortina Systems, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is Cortina Systems, Inc. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 9 East Loockerman Street, Suite 1B, City of Dover, County of Kent, Zip Code 19901, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is six hundred seven million four hundred ninety-nine thousand six hundred twenty (607,499,620) shares, three hundred fifty million (350,000,000) shares of which shall be Common Stock (the “Common Stock”) and two hundred fifty-seven million four hundred ninety-nine thousand six hundred twenty (257,499,620) shares of which shall be Preferred Stock (the “Preferred Stock”). All shares have a par value of $0.001.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. Two million (2,000,000) of the authorized shares of Preferred Stock are hereby designated “Series 1 Preferred Stock” fourteen million six hundred thirty-eight thousand eight hundred ninety-two (14,638,892) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock,” forty-two million five hundred fifty-eight thousand eight hundred forty-one (42,558,841) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” twenty-eight million three hundred one thousand eight hundred eighty-seven (28,301,887) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” and one hundred seventy million (170,000,000) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (together, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

a. Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

b. The “Original Issue Price” of the Series D Preferred Stock shall be $0.837 per share, that of the Series C Preferred Stock shall be one dollar six cents ($1.06) per share, that of the Series B Preferred Stock shall be one dollar two cents ($1.02) per share, that of the Series A Preferred Stock shall be ninety cents ($0.90) per share, and that of the Series 1 Preferred Stock shall be fifteen cents ($0.15) per share.

c. So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends (set forth in Section l(a) above) on the Series Preferred shall have been paid or declared and set apart, except for:

(i) repurchases of Common Stock issued to or held by employees, officers or directors of, contractors or consultants to the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase;

(ii) repurchases of Common Stock issued to or held by employees, officers or directors of, contractors or consultants to the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right;

(iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder; or

(iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Company.

d. In the event dividends are paid (or set aside for payment) on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in an amount per share (on an as-if-converted to Common Stock basis) equal to the amount paid or set aside for each share of Common Stock.

e. The provisions of Sections l(c) and l(d) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is unanimously approved by the Company’s Board of Directors.

f. The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock at cost upon termination of employment or service as a contractor or consultant or director.

2. VOTING RIGHTS.

a. General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for an annual or special stockholders’ meeting at which the holder has the right to vote or the effective date of a stockholder action by written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at each annual and special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

b. Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred voting together as a single class and not as separate series shall be necessary for effecting or validating the following actions (whether by merger, consolidation, or otherwise (including any filing of a Certificate of Designation)):

(i) Any amendment, alteration, or repeal of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (the

“Bylaws”) that would adversely alter or change the voting or other powers, preferences, rights, or privileges of, or restrictions in favor of the Series Preferred;

(ii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock (or any series thereof);

(iii) Any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any Series Preferred in right of redemption, liquidation preference, voting or dividends or any other rights, preferences or privileges of the Series Preferred;

(iv) Any redemption, repurchase or other distributions with respect to Common Stock or Preferred Stock (except (a) as authorized in this Amended and Restated Certificate of Incorporation, (b) for acquisitions of stock by the Company pursuant to agreements approved by the Company’s Board of Directors which permit the Company to repurchase such shares at cost upon termination of services to the Company, or (c) in exercise of the Company’s right of first refusal upon a proposed transfer contained in the Bylaws);

(v) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than a dividend of additional shares of Common Stock);

(vi) Any action that results in any agreement by the Company or its stockholders regarding an Asset Transfer (as defined in Section 3);

(vii) Any Acquisition (as defined in Section 3);

(viii) Any increase or decrease in the authorized number of members of the Company’s Board of Directors to more or less than nine (9); or

(ix) Any voluntary dissolution, liquidation, or winding up of the Company.

For purposes of clarification, the issuance of a new class or series of stock or any other securities convertible into equity securities of the Company ranking junior or on parity with the Series Preferred in right of redemption, liquidation preference, voting and dividends and all other rights, preferences and privileges shall not be deemed an adverse alteration or change in the voting or other powers, preferences, rights of the Series Preferred.

c. Separate Vote of Series D Preferred Stock. For so long as any shares of Series D Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series D Preferred Stock voting together as a single class shall be necessary for effecting or validating the following actions (whether by merger, consolidation, or otherwise (including any filing of a Certificate of Designation)):

(i) Any amendment, alteration, or repeal of (A) any provision of this Amended and Restated Certificate of Incorporation or the Bylaws that would adversely alter or change the voting or other powers, preferences, rights, or privileges of, or restrictions in favor of the Series D Preferred Stock, or (B) any provision of Article IV.D.2.b.(viii), Article IV.D.2.e., Article VI.A., the first proviso of Article VIB., Article VI.B.(ii), Article VI.D., or Article VI.E. of this Amended and Restated Certificate of Incorporation ; and

(ii) Any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to any Series D Preferred Stock in right of redemption, liquidation preference, voting or dividends or any other rights, preferences or privileges; and

(iii) An increase or decrease in the authorized shares of Series D Preferred Stock.

For purposes of clarification, the issuance of a new class or series of stock or any other securities convertible into equity securities of the Company ranking junior or on parity with the Series D Preferred Stock in right of redemption, liquidation preference, voting and dividends and all other rights, preferences and privileges shall not be deemed an adverse alteration or change in the voting or other powers, preferences, rights of the Series D Preferred Stock.

d. Separate Vote of Junior Preferred. For so long as any shares of Junior Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Junior Preferred voting together as a single class shall be necessary for effecting or validating the following actions (whether by merger, consolidation, or otherwise (including any filing of a Certificate of Designation)):

(i) Any amendment, alteration, or repeal of (A) any provision of this Amended and Restated Certificate of Incorporation or the Bylaws that would adversely alter or change the voting or other powers, preferences, rights, or privileges of, or restrictions in favor of the Junior Preferred in a manner different than the Series D Preferred Stock, or (B) any provision of Article IV.D.2.b.(viii), Article IV.D.2.e., Article VI.A., the first proviso of Article VIB., Article VI.B.(ii), Article VI.D., or Article VI.E. of this Amended and Restated Certificate of Incorporation.

For purposes of clarification, the issuance of a new class or series of stock or any other securities convertible into equity securities of the Company ranking junior or on parity with the Junior Preferred in right of redemption, liquidation preference, voting and dividends and all other rights, preferences and privileges shall not be deemed an adverse alteration or change in the voting or other powers, preferences, rights of the Junior Preferred.

e. Election of Board of Directors.

(i) For so long as at least twelve million five hundred thousand (12,500,000) shares of Series D Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series D Preferred Stock after the filing date hereof), the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Company’s Board of Directors (each a “Series D Director”) at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director;

(ii) for so long as at least two million (2,000,000) shares of Series C Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred Stock after the filing date hereof), the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company’s Board of Directors (the “Series C Director”) at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;

(iii) for so long as at least one million six hundred fifty thousand (1,650,000) shares of Series A Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred Stock after the filing date hereof), the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company’s Board of Directors (each a “Series A Director”) at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;

(iv) for so long as at least one hundred thousand (100,000) shares of Series 1 Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series 1 Preferred Stock after the filing date hereof), the holders of Series 1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company’s Board of Directors (the “Series 1 Director”) at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and to remove from office such, director and to fill any vacancy caused by the resignation, death or removal of such director; and

(v) the holders of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect all remaining members of the Board of Directors (the “Outside Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors, and, subject to Article VI.D hereof, to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Company’s stockholders shall have the right to cumulate their votes in connection with the election of the directors as provided in Section 708 subdivisions (a), (b) and (c) of the CGCL.

3. LIQUIDATION RIGHTS.

a. Upon a Liquidation Event (as defined below), before any distribution or payment shall be made to the holders of any Series 1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock (collectively, the “Junior Preferred”) by virtue of their ownership of Junior Preferred, or to the holders of any Common Stock by virtue of their ownership of Common Stock, the holders of Series D Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or out of the consideration received in a transaction constituting the Liquidation Event) for each share of Series D Preferred Stock held by them, an amount per share of Series D Preferred Stock equal to 1.5 times the Original Issue Price for such Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus any and all declared and unpaid dividends on such Series D Preferred Stock (the “Series D Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series D Preferred Stock of the Series D Preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series D Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

b. Upon a Liquidation Event and after the payment of the full Series D Preference as set forth in Section 3(a) above and before any distribution or payment shall be made to the holders of any Common Stock by virtue of their ownership of Common Stock, the holders of Junior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or out of the consideration received in a transaction constituting the Liquidation Event) for each share of Junior Preferred held by them, an amount per share of Junior Preferred equal to the Original Issue Price for the relevant series of Junior Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus any and all declared and unpaid dividends on such series of Junior Preferred (the “Junior Preferred Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Junior Preferred of the Junior Preferred Preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

c. Upon a Liquidation Event and after the payment of the full Series D Preference and the Junior Preferred Preference as set forth in Sections 3(a) and 3(b) above, the assets of the Company legally available for distribution (or the consideration received in a transaction constituting the Liquidation Event), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred (treating the Series Preferred on an as-if-converted to Common Stock basis).

d. The following events shall be considered a Liquidation Event under this Section:

(i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

(ii) (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a majority of the voting power of the surviving or successor entity (or its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions in which fifty percent (50%) or more of the Company’s voting power is transferred, excluding in the case of (A) and (B) any consolidation or merger effected exclusively to change the domicile of the Company and excluding the issuance and sale of the Company’s Series D Preferred Stock pursuant to that certain Stock Purchase Agreement by and among the Company and the Purchasers party thereto dated as of July 23, 2006, as amended, (provided, that for purposes of this Section 3(d)(ii), a merger or consolidation of the Company with or into any other entity or entities, or the merger of any other entity or entities into the Company, in which a holder of the Company’s capital stock, immediately prior to such merger or consolidation, holds (together with such holder’s affiliates), immediately after such merger or consolidation, fifty percent (50%) or more of the voting power of the Company or the surviving or successor entity in such merger or consolidation (or its parent) shall be treated as a Liquidation Event) (each, an “Acquisition”); or

(iii) any transaction or series of related transactions that results in a sale, transfer, exclusive license, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

e. In the event of an Acquisition or Asset Transfer that constitutes a Liquidation Event, if the consideration received by the Company in such Acquisition or Asset Transfer (as the case may be) is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors, including at least a majority of the representatives elected exclusively by the Series Preferred. Any securities shall be valued as follows:

(a) Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

(1) If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or The Nasdaq Stock Market over the thirty (30) day trading period ending three (3) trading days prior to the closing date;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading day period ending three (3) trading days prior to the closing date; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors including at least a majority of the representatives exclusively elected by the Series Preferred.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (a) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors including at least a majority of the representatives elected exclusively by the Series Preferred.

4. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into such number of fully-paid and nonassessable shares of Common Stock as is determined (i) in the case of the Series 1 Preferred Stock, by dividing $0.15 by the Series 1 Conversion Price (defined below), (ii) in the case of the Series A Preferred Stock, by dividing $0.90 by the Series A Conversion Price (defined below), (iii) in the case of the Series B Preferred Stock, by dividing $1.02 by the Series B Conversion Price (defined below), (iv) in the case of the Series C Preferred Stock, by dividing $1.06 by the Series C Conversion Price (defined below), and (v) in the case of the Series D Preferred Stock, by dividing $0.837 by the Series D Conversion Price (defined below). The price at which shares of Common Stock shall be deliverable upon conversion of the Series 1 Preferred Stock (the “Series 1 Conversion Price”) shall, as of the Original Issue Date, initially be $0.15 per share of Common Stock and shall be adjusted from time to time pursuant to this Section 4. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the “Series A Conversion Price”) shall, as of the Original Issue Date, initially be $0.90 per share of the Common Stock and shall be adjusted from time to time pursuant to this Section 4. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock (the “Series B Conversion Price”) shall, as of the Original Issue Date, initially be $1.02 per share of Common Stock and shall be adjusted from time to time pursuant to this Section 4. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred Stock (the “Series C Conversion Price”) shall, as of the Original Issue Date, initially be $1.06 per share of Common Stock and shall be adjusted from time to time pursuant to this Section 4. The price at which shares of Common Stock shall be deliverable upon conversion of the Series D Preferred Stock (the “Series D Conversion Price” and together with the Series 1 Conversion Price, Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, each a “Conversion Price”) shall, as of the Original Issue Date, initially be $0.837 per share of the Common Stock and shall be adjusted from time to time pursuant to this Section 4. All references to a Conversion Price herein shall mean the applicable Conversion Price as so adjusted.

b. Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to such holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

c. Adjustment for Stock Splits and Combinations. If at any time or from time to time after the filing date hereof (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

d. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or other distribution in additional shares of Common Stock, each Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Conversion Price shall be adjusted by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(d) to reflect the actual payment of such dividend or distribution.

e. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change as if such holder had held the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

f. Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the maximum number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion thereof would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

g. Sale of Shares Below Conversion Price.

(i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(g) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 4(d) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(c) above, for an Effective Price (as defined below) less than any then effective Conversion Price, then and in each such case, any such Conversion Price which is greater than the Effective Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(a) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and

(b) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Conversion Price in an amount less than one cent ($0.01) per share. Any adjustment otherwise required by this Section 4(g) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 4(g), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(g), if the Company issues or sells (x) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (as defined below) of such

Additional Shares of Common Stock is less than any Conversion Price then in effect, in each such case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(a) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(b) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(v) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(vi) No further adjustment of a Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, each Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(vii) For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 4(g), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(g) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(a) shares of Common Stock issued upon conversion of the Series Preferred;

(b) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Original Issue Date) issued after the Original Issue Date to employees, officers or directors of, contractors, consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(c) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date;

(d) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board of Directors;

(e) shares of Common Stock or Preferred Stock and/or warrants or other Common Stock or Preferred Stock purchase rights, and the Common Stock or Preferred Stock issued pursuant to such warrants or other rights issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors;

(f) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(g) shares of Common Stock or Preferred Stock and/or warrants or other Common Stock or Preferred Stock purchase rights, and the Common Stock or Preferred Stock issued pursuant to such warrants or other rights issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company; provided that the issuance of shares therein has been approved by each representative of the Series Preferred serving on the Board of Directors;

(h) any equity securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by each representative of the Series Preferred serving on the Board of Directors; and

(i) shares of Series D Preferred Stock issued pursuant to the Series D Preferred Stock Purchase Agreement by and among the Company and certain investors, dated July 23, 2006, as amended or the Agreement and Plan of Merger and Reorganization dated on or about February 21, 2007 between Company, Cortina Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Company, Immenstar, Inc., a Delaware corporation, and Ming Hsu, as agent for the stockholders of Immenstar, Inc. and the Common Stock issued or issuable upon conversion thereof.

References to Common Stock in the subsections of this clause (vii) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(g). The “Effective Price” of Additional Shares of Common Stock shall mean, for any transaction or series of related transactions, the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold in such transaction or transactions, or deemed to have been issued or sold in such transaction or transactions by the Company under this Section 4(g), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(g), for such Additional Shares of Common Stock in such transaction or transactions.

h. Certificate of Adjustment. In each case of an adjustment or readjustment of a Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) each Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

i. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to (a) the record date specified therein or (b) the date of the expected consummation of such Acquisition, reorganization, reclassification, recapitalization, merger, consolidation, Asset Transfer, dissolution, liquidation or winding up (or in the case of (a) or (b) such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, recapitalization, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

j. Automatic Conversion.

(i) Each share of Junior Preferred shall automatically be converted into shares of Common Stock, based on the applicable and then-effective Conversion Price, upon the earlier of (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Junior Preferred voting as a single class on an as-converted to Common Stock basis or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000) (a “Qualified IPO”). Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock, based on the applicable and then-effective Conversion Price, upon the earlier of (x) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series D Preferred Stock voting as a single class on an as-converted to Common Stock basis or (y) immediately upon the closing of a Qualified IPO. Upon the automatic conversion of the Junior Preferred and the Series D Preferred Stock, or either of them, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(ii) Upon the occurrence of the automatic conversion of the Junior Preferred or the Series D Preferred Stock pursuant to Section 4(j)(i) above, the outstanding shares of Junior Preferred or Series D Preferred Stock so converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Junior Preferred or Series D Preferred Stock so converted are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Junior Preferred or Series D Preferred Stock, the holders of Junior Preferred or Series D Preferred Stock so converted shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Junior Preferred or Series D Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

k. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

l. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

m. Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

n. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

o. No Dilution or Impairment. Without the consent of the holders of then outstanding Series Preferred as required under Section 2(b) and Section 2(c), as applicable, or as otherwise required by law, the Company shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

5. Redemption. The Company shall be obligated to redeem the Series D Preferred Stock as follows:

a. The holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding shares of Series D Preferred Stock in three (3) equal annual installments beginning on September 8, 2011 and ending on the date two (2) years from such first redemption date (each a “Redemption Date”). The Company shall provide written notice (the “Redemption Notice”) to the holders of the then outstanding shares of Series D Preferred Stock of their right to require the Company to redeem the Series D Preferred Stock not more than ninety (90) and not less than sixty (60) days prior to the first Redemption Date, which Redemption Notice shall set forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the holders of at least a majority of the Series D Preferred Stock then outstanding elect to have the Series D Preferred Stock redeemed pursuant to this Section 5(a), such holders must notify the Company of their election to require the Company to redeem all of the outstanding shares of Series D Preferred Stock pursuant to this Section 5(a) within thirty (30) days prior to the first Redemption Date. The Company shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series D Preferred Stock to be redeemed a sum equal to the applicable Original Issue Price per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series D Preferred Stock) plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series D Preferred Stock is hereinafter referred to as the “Redemption Price.” The number of shares of Series D Preferred Stock that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series D Preferred Stock on a pro rata basis. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

b. On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any monies deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

c. On or after such Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series D Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series D Preferred Stock are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series D Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

d. In the event of a call for redemption of any shares of Series D Preferred Stock, the Conversion Rights (as defined in Section 4) for such Series D Preferred Stock shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be nine (9).

B. Subject to the provisions hereof, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws; provided, however, that in addition to any other vote of the Board of Directors required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of six (6) members of the Board of Directors, including at least one (1) of the Series D Directors and either the Series A Director or the Series C Director (the “Requisite Board Vote”) shall be required to amend or repeal Sections 15, 21(f), 25 (to the extent relating to the Outside Director Search Committee), 28(a), 31 or 45 (to the extent it relates to Sections 15, 21(f), 25 (to the extent relating to the Outside Director Search Committee), 28(a) or 31, as applicable, of the Bylaws) of the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, (i) the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws, and (ii) the affirmative vote of (A) the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting together as a single class, and (B) the holders of at least a majority of the outstanding shares of the Junior Preferred, voting together as a single class, shall be required to amend or repeal Sections 15, 21(f), 25 (to the extent relating to the Outside Director Search Committee), 28(a), 31 or 45 (to the extent it relates to Sections 15, 21(f), 25 (to the extent relating to the Outside Director Search Committee), 28(a) or 31, as applicable, of the Bylaws) of the Bylaws.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

D.

1. Any vacancy on the Board of Directors of the Outside Director positions (an “Outside Director Vacancy”), resulting from death, resignation, disqualification, removal or other causes shall only be filled: (I) by the affirmative vote of at least three of the members of the Outside Director Search Committee (as defined below); or (II) in accordance with Article VI.D.3 hereof. In order to qualify to fill an Outside Director Vacancy, a nominee must (i) have relevant industry experience relating to the Company’s business, (ii) not be an employee or affiliate of any member of the Board of Directors or any of their respective affiliates, or of Intel Atlantic, Inc., its parent company or their respective affiliates, and (iii) qualify as an independent director as such term is defined under the rules promulgated by The NASDAQ Stock Market as then in effect (the requirements set forth in subsections (i), (ii) and (iii) hereof are the “Independence Criteria”). For avoidance of doubt, the individuals who serve as Outside Directors on the filing date hereof need not satisfy the Independence Criteria.

2. The Outside Director Search Committee of the Board of Directors (the “Outside Director Search Committee”) shall consist of (A) Amir Nayyerhabibi for so long as he is a member of the Board of Directors and, if he is no longer a member of the Board of Directors, by the member of the Board of Directors who has been elected or appointed as his successor, (B) Drew Lanza for so long as he is a member of the Board of Directors and, if he is no longer a member of the Board of Directors, by the member of the Board of Directors who has been elected or appointed as his successor, (C) Carl Amdahl for so long as he is a member of the Board of Directors and, if he is no longer a member of the Board of Directors, by the member of the Board of Directors who has been elected or appointed as his successor and (D) Eric Buatois for so long as he is a member of the Board of Directors and, if he is no longer a member of the Board of Directors, by the member of the Board of Directors who has been elected or appointed as his successor. For the avoidance of doubt, the Outside Director Search Committee shall consist solely of the four members of the Board of Directors set forth in this Article VI.D.2. The Board of Directors shall not remove any member of the Outside Director Search Committee or designate any alternate member of the Outside Director Search Committee, whether to replace any absent or disqualified member at any meeting of such committee or otherwise. The other members of the Outside Director Search Committee shall not appoint another member of the Board of Directors to act at any meeting of the Outside Director Search Committee or otherwise in place of any absent or disqualified member of such committee. The Outside Director Search Committee shall not create any subcommittees or delegate to the Board of Directors, any committee of the Board of Directors or any subcommittee of any such committee, including for the avoidance of doubt, any subcommittee of the Outside Director Search Committee, any of the powers or authority of the Outside Director Search Committee set forth in this Article VI.D.

3. In the event that there are two (2) Outside Director Vacancies, and the Outside Director Search Committee is unable to select by an affirmative vote of at least three (3) of its members a replacement for at least one (1) of such vacancies by the fifteenth (15th) business day following the effective date of the last such vacancy (the “Voting Deadline”), then the Outside Director Search Committee shall promptly, but in no event later than five (5) business days following the Voting Deadline, provide to the “Search Firm”, as hereinafter defined, the names of, and biographical data with respect to, all of the individuals who (x) satisfy the Independence Criteria, (y) have received the affirmative votes of at least two (2) members of the Outside Director Search Committee, and (z) have agreed in writing to serve as a director (the “Qualified Candidates”). The Search Firm shall promptly, and in no event later than fifteen (15) business days following the Voting Deadline, recommend one (1) of the Qualified Candidates to the Outside Director Search Committee. In the event the Outside Director Search Committee has not filled at least one (1) such position within five (5) business days of receipt by the Outside Director Search Committee of the Search Firm’s recommendation, then at any time thereafter until the filling of at least one (1) such position by the Outside Director Search Committee, the stockholders may, by the affirmative vote of at least a majority of the outstanding shares of the Company voting together as a single class, elect the Qualified Candidate recommended by the Search Firm to the Outside Director Search Committee to fill such vacancy. For the avoidance of doubt, (A) such Outside Director Vacancy shall not be filled by the stockholders prior to the expiration of the five (5) business day period referred to in the preceding sentence, (B) after the expiration of such five (5) business day period, such vacancy shall not be filled by the stockholders other than in accordance with the limitations described in the preceding sentence and shall be filled only with the Qualified Candidate recommended by the Search Firm to the Outside Director Search Committee and (C) nothing in this Article VI.D.3 shall impair the power of the Outside Director Search Committee from filling such Outside Director Vacancy in accordance with Article VI.D.l at any time, whether before or after it has received the recommendation of the Search Firm, before such vacancy is filled in accordance with the requirements of the preceding sentence, provided that the Outside Director Search Committee acts pursuant to the affirmative vote of at least three (3) of its members. The “Search Firm”

shall mean Heidrick & Struggles International, Inc., unless it is unable or unwilling to serve in such capacity, in which case, the Outside Director Search Committee, by the affirmative vote of at least three (3) of its members, shall select as the Search Firm another firm having a national reputation in director searches for technology companies and, if the Outside Director Search Committee is unable to make such a selection within fifteen (15) business days, then Heidrick & Struggles International, Inc. shall designate the firm that shall serve as the Search Firm.

4. For the avoidance of doubt, no Outside Director Vacancy shall be filled (whether by the Board of Directors, any committee or subcommittee thereof or the stockholders and whether at any annual or special meeting or by written consent) except as set forth in this Article VI.D.

E. The Company’s Chief Executive Officer shall not be removed, replaced or otherwise terminated, unless such removal, replacement or termination of the Company’s Chief Executive Officer is approved by the Board of Directors by the Requisite Board Vote.

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, CORTINA SYSTEMS, INC. has caused this AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its President this 11th day of May, 2009.

CORTINA SYSTEMS, INC.

/s/ Amir Nayyerhabibi
Amir Nayyerhabibi, President and CEO